Exhibit 99.1

PRESS RELEASE

FOR RELEASE NOVEMBER 23, 2004

Contact: W. Alex Hall, Jr. President and Chief Executive Officer(interim)

Integrity Financial Corporation, Hickory, North Carolina

Phone: (704) 854-4739

INTEGRITY FINANCIAL CORPORATION RESTATES

THIRD QUARTER EARNINGS

(PR Newswire)

Hickory, North Carolina. November 23, 2004 Integrity Financial Corporation (Nasdaq: IFCBE) the parent bank holding company for Catawba Valley Bank, Hickory, North Carolina and First Gaston Bank of North Carolina, Gastonia, North Carolina, announced a restatement of its September 30, 2004 earnings as a result of increases to its provision for loan losses. The increase in the loan loss provision to $4,485,000 resulted in a net loss for the three months ended September 30, 2004 of ($1,122,515) as compared to a previously reported profit of $1,396,770. Net income for the nine months ended September 30, 2004 was reduced to $1,321,899 as compared to a previously reported $3,841,184. Net loss per common share (diluted) for the three months ended September 30, 2004 was ($0.23) compared to a previously reported net income per common share (diluted) of $0.30. For the nine months ended September 30, 2004 net income per common share (diluted) was $0.27 as compared to the previously reported $0.76 per share.

On November 16, 2004 the Company announced that it would not file on a timely basis its quarterly report on Form 10-Q for the quarter ended September 30, 2004 after having determined that certain loans made by its subsidiary banks may not have been properly graded as to risk of collection. The Company commenced a thorough review of its process and procedures to grade its commercial loans which resulted in an increase in the provision for loan losses from $385,000 for the three months ended September 30, 2004 to $4,485,000 for the same period. The Company filed its Form 10-Q for the quarter ended September 30, 2004 on November 23, 2004.

At September 30, 2004 Integrity Financial Corporation had total assets of $671,321,000, total deposits of $608,451,000 and total stockholders’ equity of $62,871,000.

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